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                                                     Exhibit 99(i)-Press Release

                                                     Joyce M. Joy
                                                     Vice President/Marketing
Vernon, CT - December 21, 1998

             ALLIANCE BANCORP OF NEW ENGLAND, INC. AND TOLLAND BANK
                  ELECT REGINALD U. MARTIN AND MARK L. SUMMERS
         TO THEIR BOARDS OF DIRECTORS TO FILL RETIRING DIRECTORS TERMS.

Thomas S. Moore of Tolland and Lawrence J. Becker of Willington will retire as directors from the boards of Alliance Bancorp of New England and Tolland Bank on December 31, 1998. Mr. Moore, has served as a director since 1977 and Mr. Becker has served as a director since 1979. Both Mr. Moore and Mr. Becker were also corporators to the Bank prior to its public offering.

Joseph H. Rossi, President/CEO said, "Over their tenures of two decades, Tom and Larry have both made significant contributions, and each will be greatly missed by management and the other members. We appreciate everything they have done and wish them well in their retirement. As Alliance Bancorp and Tolland Bank continue to move forward, we are very pleased to welcome Reggie and Mark to fill the unexpired terms of the retirees. Both are very knowledgeable, and each brings many business and personal strengths to the boards. Additionally, their individual business expertise strongly complements our very active business marketplace."

Reginald U. Martin, a resident of Tolland, is the owner of Employee Benefits Sales & Consulting Practice in Tolland, CT. Previous to that, Mr. Martin was associated with Bayly, Martin & Fay of CT, CIGNA, and John Hancock Mutual Life Insurance Co. He holds the following professional designations: Chartered Property Casualty Underwriter, Associate in Risk Management, and Chartered Life Underwriter.

Mr. Martin received his MBA in Finance and General Management from the Harvard Graduate School of Business Administration and his undergraduate degree from the University of Connecticut. He served in the U. S. Army as a personnel specialist.

Mark L. Summers is Vice President and co-founder of CNC Software Inc., where he oversees sales and marketing and general management. CNC, a family business founded in 1984 and located in Tolland, specializes in CadCam software development and global distribution.

A graduate of Hartford State Technical College, Mr. Summers lives with his family in Tolland.

Alliance Bancorp of New England, Inc. (AMEX:ANE) is the holding company for Tolland Bank, a Connecticut-chartered savings bank serving Tolland County and the surrounding communities.